UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CYTRX CORPORATION
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CytRx Stockholder:

Welcome to the 2022 Annual Letter to Stockholders, and thank you for your support of CytRx.

The past few months have been a period of marked change at CytRx. We have made changes to management and our Board of Directors, made changes to our corporate structure, and we are revitalizing the development of our core asset, the LADRTM (Linker Activated Drug Release) program. Meanwhile, Immunity Bio, Inc. (ImmunityBio), our partner for our first-generation (first-gen) LADR drug, has announced positive Phase II data in pancreatic cancer, and their intent to enter into new indications with LADR-based aldoxorubicin. In addition, our partner Orphazyme A/S has been acquired by KemPharm, Inc., giving new life to the arimoclomol program. We have also taken steps to simplify our capital structure and conserve cash by converting certain shares of our Series C 10% Convertible Preferred Stock into shares of Common Stock.

Our primary operational goal at this time is to advance the next-gen LADR drugs into the clinic. To this end, we are working with oncology development expert Gilad Gordon, MD. Dr. Gordon has 30 years of experience in the development of oncology drugs, has participated in the filing of over 50 Investigational New Drug applications, has been responsible for hundreds of clinical trials, and has been responsible for approximately 5 drugs being approved by the U.S. Food and Drug Administration (FDA).

As we have inventoried and reviewed the pre-clinical data on the next-gen LADR drugs LADR 7, 8, 9 and 10, we have been struck by the rigor and the strength of the data. These drugs have been tested for efficacy in some of the most challenging cancer models possible, including large-tumor models of breast, ovarian, melanoma, and non-small cell lung cancers, and demonstrated complete remission of the tumors, with good safety and manufacturability. These drugs have demonstrated an important proof-of-concept; that when our LADR backbone is attached to an anti-cancer chemotoxin, the chemotoxin can be dosed at much higher levels than is possible without our LADR technology, without the complex issues that come with antibody-drug conjugates. In order to enter the clinic, there are some routine toxicology and dosing tests that remain, but the bulk of pre-clinical development for LADR-7 through LADR-10 has been successfully completed. We very much look forward to completing the last IND-enabling activities for these drugs, and seeing the first of them in humans. We anticipate this IND-enabling work to take approximately 18 months, though Covid-related disruptions in contract lab services have the potential to disrupt the timing of these activities.

The first-gen LADR drug, aldoxorubicin, was licensed to Immunity Bio for $343 million in potential regulatory and sales milestones, in addition to potential sales royalties. Immunity Bio currently has aldoxorubicin in a registrational-intent Phase II study in pancreatic cancer, and in June 2022 presented data that showed a more than doubling of survival time of 3rd/4th/5th line patients compared to historical controls. Treatment is ongoing for twenty-five patients and ImmunityBio plans to approach the FDA in 2022 with regard to an approval pathway. Immunity Bio has also indicated that they plan to apply to the FDA to take aldoxorubicin into a Phase II trial for recurrent glioblastoma and a Phase I trial in Karposi Sarcoma. CytRx’s early work with aldoxorubicin in humans combined with the data from Immunity Bio’s work add to the data supporting the concept of the LADR platform; targeting of the tumor via albumin as a trojan horse, and in-situ release of the chemotoxin allow for higher dosing with the benefits of a small molecule.

CytRx’s partner for arimoclomol recently sold its assets to US-based KemPharm. In 2021, Orphazyme received a Complete Response Letter from the FDA, and did not receive approval to enter the US market with arimoclomol for the treatment of Nieman Pick Type C (NPC). Additionally, in 2022, Orphazyme received a negative trend vote from regulators in Europe and pulled their application for market approval of arimoclomol in Europe. Orphazyme subsequently announced a restructuring, and later announced a sale of the arimoclomol assets to KemPharm. We are encouraged by KemPharm’s commitment and optimism with regard to arimoclomol. KemPharm is a specialty biopharmaceutical company focused on novel treatments for rare central nervous system diseases such as NPC, and believes there is a convincing efficacy signal for arimoclomol in NPC, and a viable regulatory path through the FDA. On May 15, 2022, KemPharm announced that they intend to resubmit the NDA for arimoclomol to the FDA in 1Q2023.

The changes to leadership at CytRx have been comprehensive. I joined the company in January as CEO, replacing Steve Kriegsman. I come to the company with 20 years of experience as a scientist, venture capitalist, and as a CEO in both private and public medical companies. My philosophy is simple; to build organic and real value for Stockholders through the scientific de-risking of our assets, while maintaining strong corporate governance and high professional ethics.

At the Board level, we have made several changes. Jennifer Simpson, PhD, an experienced public CEO in oncology, joined the Board as an independent director in 3Q 2021, and Mr. Cary Claiborne, our Class I director nominee, will join the Board as an independent director following his election at the 2022 Annual Meeting of Stockholders (Annual Meeting) and will be appointed Chair of the Compensation Committee. Going forward, Dr. Simpson will serve as the Interim Chair of the Board, while Joel Caldwell will continue as Chair of the Audit committee. Mr. Kriegsman has resigned from the Board of Directors, and Board and Compensation Chairman Lou Ignarro will retire from the Board prior to the Annual Meeting.

A significant change was made to our corporate structure in March of this year as we merged Centurion Biopharma, Inc. (Centurion) into CytRx. Centurion held title to the LADR assets and was 100% wholly owned by the Stockholders of CytRx. As Centurion conducted no independent operations and held no employees, there was no meaningful benefit to maintaining Centurion’s separate existence as a subsidiary. To eliminate the costs and complexities of maintaining Centurion as a subsidiary, we fully merged Centurion into CytRx in March 2022.

We have invested heavily in resources and effort to help ensure that we have the ability to advance our LADR platform forward and to realize the potential of our drugs to save lives and to return value to our stockholders. However, continued development of our LADR drugs requires resources, and the potential pathways to those resources are limited (i.e., partnerships, mergers, capital raises, asset sales, and permutations of the forgoing). As it is impossible to predict which pathways or resources will materialize during this turbulent time in the equities markets and business development cycle, we have included a proposal in our Annual Meeting proxy statement to approve giving the Board the authority to effect a reverse split of our Common Stock, which we believe will help us meet the initial listing requirements of a national securities exchange. The Board intends to effect the reverse stock split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and that the reverse stock split is likely to improve the trading price of our Common Stock and the likelihood that we will be able to satisfy the initial listing requirements of a national securities exchange. If the reverse stock split is not approved, our ability to satisfy the initial listing requirements of a national securities exchange would be hindered. Failure to list our Common Stock on a national securities exchange (because we were unable to satisfy the initial listing requirements) could result in lower trading prices and reduced liquidity for our common stock, which will negatively affect our ability to pursue the aforementioned resources, thus impairing our ability to advance our next-gen LADR drugs forward. We urge you to read the full description of the reverse stock split proposal included in the Annual Meeting proxy statement as Proposal 3.

The last year has brought with it deep challenges for the global economy, and profound challenges to the biotech equities market. However, we are confident that CytRx has the attributes to thrive in this environment: highly novel stage-diversified pharmaceutical assets stretching from late pre-clinical to Phase II (LADR) and NDA (arimoclomol), coupled with lean operations to make the most of our cash.

Sincerely,

/s/ Stephen Snowdy
Stephen Snowdy

Chief Executive Officer